Exhibit 3.2

AMENDMENT TO THE BY-LAWS

OF REGENERON PHARMACEUTICALS, INC.

This Amendment (this “Amendment”) to the Amended and Restated By-Laws of Regeneron Pharmaceuticals, Inc., as amended through December 16, 2016 and currently in effect (the “By-Laws”), hereby amends the By-Laws as follows:

1.	Section 7 of Article II of the By-Laws is hereby amended and restated in its entirety as follows:

Section 7. Chairman of the Board. The Board of Directors from time to time may elect a Chairman of the Board. The Chairman of the Board, if one is elected, shall preside at all meetings of the Board of Directors and of the shareholders, and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors. The Board of Directors from time to time may also elect two persons to serve as Co-Chairs of the Board (each, a “Co-Chair”). Any reference to the Chairman in these By-Laws shall be deemed to mean, if there are Co-Chairs, either Co-Chair, each of whom may exercise the full powers and authorities of the office.

2.	This Amendment is effective as of June 9, 2023.

3.	As amended by this Amendment, the By-Laws shall remain in full force and effect.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Joseph J. LaRosa
	Name:	Joseph J. LaRosa
	Title:	Executive Vice President, General Counsel and Secretary